[Exhibit 99.1]
8000 Virginia Manor Road Suite 140 Beltsville, MD 20705 (301) 617-9080 (301) 617-9075 fax

May 12, 2008

Dear Investor:

I am pleased to report that MetaMorphix, Inc. has made substantial progress in nearly every facet of its operations since my last update. I would also like to discuss the challenges that the Company faces as well as the path forward that we believe will allow us to reach profitability and provide shareholder liquidity.

Progress

Commercial

1)

MetaMorphix introduced the Canine Heritage™ breed test, the first DNA test to distinguish dog breeds. We are very excited that PETCO, a leading mass retailer of specialty pet products, began to exclusively commercialize the Canine Heritage™ breed test nationally in April 2008. The Company believes the Canine Heritage™ breed test is the first canine DNA test to be marketed in the U.S. by a mass merchandiser. In addition to sales from the Company’s own website, the Canine Heritage™ breed test is being marketed on the internet by DNA Identifiers and by Orvis, the outdoor equipment and clothing retailer. Orvis is also marketing the test through its catalog. During May 2008, the Company will launch a second version of the test; Canine Heritage™ breed test XL, that will test for over 100+ dog breeds compared to our current product that tests for 38 breeds.

2)

Cargill, the third largest feedlot operator in the U.S., began using genetic tests, developed in collaboration with MetaMorphix, to predict cattle performance in its commercial feedlots and we expect Cargill to incorporate genetic testing in all of its feedlots by June 2008, representing approximately 700,000 head of cattle per year. The Company believes this constitutes the first large scale commercial use of predictive genetic markers to manage individual livestock production animals. Cargill pays the Company for each test. We expect this to be an annual recurring revenue stream. The Company and Cargill are jointly marketing the tests to other major feedlot operations.

3)

Monsanto introduced a new breed of pigs that gain weight faster than standard breeds, potentially providing an opportunity to substantially reduce feed costs. This new breed is the first in the livestock industry developed using genetic markers from across the whole swine genome. Monsanto exclusively licensed these genetic markers from MetaMorphix through a royalty-bearing license. It should be noted that in late 2007, Monsanto sold its swine breeding business to Newsham, an Iowa-based swine breeder. Monsanto’s license to MetaMorphix’s genomic technology has been transferred to Newsham with the royalty obligation remaining intact. The impact of the sale of Monsanto’s Choice Genetics on MetaMorphix is that the base revenue from which our royalties are calculated is expected to increase substantially.

4)

Hubbard, a leading chicken breeder, and MetaMorphix entered into a development and commercialization agreement for our genomic technology. The Company believes that this establishes us as the only company that has exclusive commercial agreements for genetic testing with industry leaders in all three major livestock species.

Research and Development

1)

With our animal genomic platform, the Company was recently notified by the U.S. Patent Office that it has allowed Composition of Matter claims which were originally filed in 2003. These claims identify specific genetic markers (or SNPs) that associate with trait expression. The Patent Office has also allowed claims for regions flanking our claimed genetic markers which will make it difficult for competitors to circumvent our patents. We believe that the U.S. Patent Office’s allowance of claims provides MMI with an enviable patent position in the livestock and companion animal sectors.

2)

With our Myostatin technology in the human therapeutic sector, Wyeth recently reported results of its Phase I/II human clinical trials with Myo-029 (a monoclonal antibody against Myostatin) for treatment of three types of Muscular Dystrophy. The primary purpose of the trial was to assess safety of Myo-029, although muscle strength and mass were also assessed. The results showed that there were no statistically significant differences between placebo and treatment groups in safety assessments. While the treated populations were too small to determine statistically significant increases in muscle strength or improvement in function, the results support that Myo-029 had a positive biological effect on muscle mass. MetaMorphix believes that these results are quite important because, for the first time, they demonstrate a biological effect in humans from Myostatin inhibition. Wyeth has since announced that it will begin a new trial with a more potent Myostatin inhibitor (a soluble receptor rather than a monoclonal antibody).

3)	Wyeth also recently presented a paper at a scientific meeting in Switzerland where it reported that this Myostatin soluble receptor (a much stronger inhibitor than Myo-029) increased muscling and bone deposition when administered to mice. Wyeth stated that “the soluble receptor could also be a potential powerful therapeutic agent in the treatment of sarcopenia” (age related loss of muscle).

4)

In the livestock sector, USDA and MetaMorphix researchers have generated increased weights in chicken following two injections with a Myostatin inhibitor. The magnitude of this increase is comparable to that observed in Myostatin mouse studies and establishes the first proof of concept for the Myostatin technology in a livestock species. This proof of concept has stimulated interest from animal health companies regarding a possible Myostatin development and commercialization license.

Administrative

1)

After researching our accounting methodology for transferable warrants and various debt conversion transactions, we determined that the guidance used was not correct, and that our financial statements should be restated. The restatements related to one time, non-cash charges. Our auditors agreed with this assessment which meant a reversal of their earlier sign off on our prior year audits. I am pleased to report that the Company filed restated financials for the period 1999 through 2ndQ 2007 with the SEC. MetaMorphix expects to file 3rdQ 2007 financials in early June and its annual results in the form of a 10-K in late June early July.

Challenges

Despite all this progress, the Company faces a significant challenge. MetaMorphix needs to raise at least $10 million in short term capital in order to fund continued development of genomic products and support their commercialization activities. The Company believes that if it is successful raising $10 million over the next couple months, it should provide us with sufficient capital to fund our operations to cash breakeven. Additionally, this amount is expected to be sufficient to fund the legal and accounting activities related to a public offering, although there can be no assurances that the Company will be successful in a public offering.

Path Forward

I am pleased to inform you that MetaMorphix is working with two U.K.-based investment houses (“Bankers”), one of which is our Nominated Advisor (“NOMAD”), Noble & Company Limited, to assist the Board of MetaMorphix in evaluating a public listing of the Company’s shares on AIM, a market operated by the London Stock Exchange plc (“AIM”). As a first step in this listing process, we have engaged these same two firms to raise up to $10 million in a pre-IPO financing. As part of the pre-IPO financing, our Bankers have noted that the Company has nearly $45 million of convertible debt, of which approximately $13 million will come due by the end of 2008.

It is unlikely that potential investors in the anticipated financing would invest without the convertible note holders agreeing to an extension of their maturity dates. Consequently, the Company will be asking those investors whose notes will be maturing during 2008 or 2009 to extend their notes until January 1, 2010 to allow sufficient time for the Company to undertake an IPO. We want to reiterate that the Company remains committed to pursuing an AIM IPO as soon as practicably possible.

In summary, the Company believes that with adequate funding the commercial prospects for 2008 are bright. If we successfully execute on our commercial plan, management expects to achieve cash flow breakeven before the end of the year. Accomplishing this milestone is an achievement that only a handful of biotechnology companies have obtained. More importantly, reaching cash flow breakeven will unshackle us from the financial bonds that held us back for nearly 10 years, opening the door for projects that will accelerate and expand revenue growth.

We certainly appreciate your continued support. In addition to the above information, I would encourage you to review our financial filings by logging on to the SEC’s website (www.sec.gov) for MetaMorphix, Inc. You can also visit the Company’s website (www.metamorphixinc.com) which provides access to recent press releases and other articles. Many of you have expressed interest in our Canine Heritage™ breed test product. You can view the product or order the product at the following two sites: www.canineheritage.com or www.dog-dna.com or by calling 1-800 DNA-DOGG.

Sincerely,

/S/ EDWIN C. QUATTLEBAUM

Edwin C. Quattlebaum, Ph.D.

Co-Chairman, President and Chief Executive Officer

Certain statements in this document are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” “estimated,” and “potential,” among others. These forward-looking statements are based on MetaMorphix, Inc.’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, MetaMorphix, Inc. notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of MetaMorphix, Inc.’s businesses include but are not limited to; (1) the early stage and uncertainty of product development; and (2) other factors, including a history of losses that might be described from time to time in MetaMorphix, Inc.’s regulatory filings.